Exhibit 99.1
Church & Dwight Co., Inc.
News Release

Contact:	Maureen K. Usifer
Vice President Investor Relations
609-683-5900

CHURCH & DWIGHT REPORTS 2010 RESULTS
2010 Adjusted EPS up 14%
Announces 100% Increase In Cash Dividend
2011 EPS Outlook up 10% to 11% on Comparable Basis

PRINCETON, NJ, FEBRUARY 8, 2011 – Church & Dwight Co., Inc. (NYSE:CHD) today announced that full year 2010 reported earnings per share increased 10% to $3.75 per share compared to $3.41 per share in the prior year.  Full year 2010 earnings per share includes a $0.21 charge for the settlement of the Company’s US pension benefit obligation.  Adjusted earnings per share increased 14% in 2010.  Adjusted earnings per share excludes the 2010 pension settlement and the 2009 plant restructuring charges of $0.24 per share and favorable legal settlement of $0.17 per share.

Full year 2010 sales increased 2.7% to $2,589 million from $2,521 million in 2009.  Organic sales growth for 2010 was 3.0% for the total Company and 2.9% for our total domestic and international consumer business.  Organic sales exclude the impact of foreign exchange rate changes, acquisitions, divestitures and the effect of a change in customer delivery arrangements.

James R. Craigie, Chairman and Chief Executive Officer, commented, “We are very proud of the business results that we accomplished in 2010.  Despite weak consumer demand and intense price competition, we delivered 3% organic sales growth, operating margin exceeding 18.1% (excluding the $24.3 million pension settlement charge), strong EPS growth and record free cash flow. Most importantly, we were able to increase market share in 6 of our 8 power brands in 2010 and ended the year with strong consumption in our major brands. This consumption performance reflects a steady increase in marketing spending throughout the year, ending with our highest marketing spending of the year in the fourth quarter.  Our new product launches, such as ARM & HAMMER Power Gel Laundry Detergent, TROJAN Fire and Ice Condoms and ARM & HAMMER Double Duty Cat Litter have also been key contributors to our organic growth this year.  In addition, our new manufacturing plant and distribution center in York County, Pennsylvania, supported continued strong revenue growth and production efficiency for our laundry detergent business.”

Fourth Quarter Review

This year’s fourth quarter was six days shorter (6% fewer days in the quarter for 90% of the Company’s business) than the comparable period in the prior year due to the Company’s fiscal calendar. The impact of the fewer days is reflected in, among other factors, lower reported and organic sales.  Mr. Craigie commented, “When adjusted for the 6 fewer days in the quarter, the fourth quarter organic sales represents our strongest quarter of the year.”

Reported earnings per share in the fourth quarter decreased 12% to $0.65 per share compared to $0.74 per share in the prior year.  Excluding the pension charge of $0.21 in 2010 and restructuring charges of $0.09 per share in 2009, earnings per share increased 4% to $0.86 per share.  Reported net sales for the fourth quarter decreased 2.1% to $656.9 million.  Organic sales decreased 1.4%, both for the total Company and our total domestic and international consumer business primarily reflecting the shorter fiscal quarter in 2010.   The organic sales included volume growth of 0.9% which was depressed by a 2.3% negative effect of mix and price as a result of higher trade spending.

Consumer Domestic net sales were $472.6 million, a $21.3 million decrease or 4.3% below the prior year fourth quarter sales. Organic sales decreased 3.1% during the quarter which was impacted by the shorter fiscal quarter in 2010.  Domestic organic sales reflect higher sales of ARM & HAMMER liquid laundry detergent, ARM & HAMMER Super Scoop cat litter and NAIR depilatories partially offset by lower sales of XTRA liquid laundry detergent and SPINBRUSH battery powered toothbrushes.

Consumer International net sales were $120.2 million, an $8.0 million increase or 7.2% above the prior year fourth quarter sales.  Organic sales increased 6.0% during the quarter, primarily reflecting increased sales in France, UK, Australia, Mexico and Brazil and offset partially by the shorter fiscal quarter.

Specialty Products net sales were $64.1 million, a $0.7 million decrease or 1.0% below the prior year fourth quarter sales.  Organic sales decreased 1.2% during the quarter, primarily reflecting the shorter fiscal quarter in 2010.

Gross margin was 44.5% in the quarter compared to 42.5% in the year ago quarter.  Excluding the $10.7 million plant restructuring charge in last year’s fourth quarter, gross margin expanded 40 basis points from 44.1% in 2009.  The increase in gross margin reflects manufacturing efficiencies at our new laundry facility and a change in customer delivery arrangements partially offset by higher trade spending and commodity costs.  In addition, gross margin was negatively impacted by a plant restructuring charge at one of our international subsidiaries.

Marketing expense was 14.6% of net sales in the quarter compared to 13.9% in the year ago quarter.  The marketing spending was primarily focused on new products for the Company’s eight power brands.

Selling, general and administrative expenses (SG&A) was 17.7% of net sales in the quarter, an increase of 270 basis points from the 15.0% in the prior year fourth quarter.  Excluding the pension settlement charge of $24.3 million pre-tax, SG&A was 14.0% of sales, a decrease of 100 basis points from the prior year fourth quarter, reflecting lower incentive compensation and research and development expenses.

Reported operating margin contracted 140 basis points to 12.2% from 13.6% in 2009.  Excluding the pension settlement this year and the plant restructuring charges in the year ago quarter, operating margin expanded 70 basis points to 15.9% from 15.2% in 2009.

Other expense was $10.8 million in the quarter an increase of $1.9 million over the prior year quarter.  Other expense in the quarter included $4.5 million ($0.04 per share) expense related to our refinancing activities, partially offset by lower interest expense.

The effective tax rate in the fourth quarter was 33.5% compared to 38.0% in the prior year fourth quarter and was favorably impacted by the reinstatement of the research tax credit which was retroactive to January 1, 2010 and by the pension settlement expense which reduced U.S. taxable income.

Feline Pine Acquisition

On December 21, 2010 the Company completed the acquisition of the Feline Pine brand of natural cat litter from Nature’s Earth Products.  This bolt-on acquisition to the Company’s existing ARM & HAMMER cat litter business meets the Company's previously stated acquisition criteria: the brand holds the #1 position in the Natural Cat Litter category; we believe it has high growth potential, and is expected to be gross margin accretive to the Company.  Annual sales of Feline Pine are approximately $20 million.  The acquisition was financed with available cash and is expected to be accretive to earnings per share in 2011.

Refinancing

During the fourth quarter of 2010, the Company replaced its existing bank facility with a new facility which includes a five-year $500 million unsecured revolving credit agreement and a $500 million accordion feature.  In addition, on December 15, 2010, the Company closed on an underwritten registered public offering of $250 million aggregate principal amount of its 3.35% Senior Notes due 2015.  The proceeds of the offering were applied to the redemption of the $250 million principal amount of our outstanding 6% Subordinated Senior Notes due 2012, which occurred on December 30, 2010.  The refinancing resulted in a fourth quarter charge of $4.5 million, due to the write-off of unamortized deferred financing costs, consisting of $3.2 million relating to the replaced bank facility and a $1.3 million charge relating to the redeemed notes.

Net debt at year end was $151 million (total debt of $340 million less cash of $189 million).

Record Free Cash Flow

Full year 2010 cash flow from operating activities increased 7% to $428 million compared to $401 million in 2009.  Free cash flow (defined as net cash from operating activities less capital expenditures) was up 37% to $365 million versus $266 million in the prior year.  Free cash flow in 2010 includes a one-time $9 million after-tax payment for the pension settlement.

The increase in free cash flow is primarily related to lower capital expenditures, higher net income and improved working capital management.  Capital expenditures for the full year 2010 were approximately $64 million while 2009 capital expenditures were $135 million, which included $85 million for our new manufacturing facility in York, PA.   Free cash flow was $339 million in 2009, excluding the capital expenditures relating to the new manufacturing facility and the favorable litigation settlement, and $374 million in 2010 excluding the pension settlement payment.

100% Dividend Increase

On February 7, 2011, the Board of Directors declared a 100% increase in the regular quarterly dividend from $0.17 share to $0.34 per share, equivalent to an annual dividend yield of approximately 2% per share or $1.36.  The higher dividend raises the annualized dividend payout from approximately $49 million to approximately $97 million, which represents approximately 30% of 2011 projected net income.  The quarterly dividend will be payable March 1, 2011 to stockholders of record at the close of business on February 18, 2011.  It is the Company’s 440th regular consecutive dividend.  The Company last increased its dividend in August 2010.

Mr. Craigie commented, “Today’s action reflects the Board of Directors’ desire to reward shareholders for the Company’s continued strong growth and is an indication of the Board’s confidence in the Company’s performance.  Importantly, the Company expects to generate over $1 billion in free cash flow over the next three years.  Our robust cash flow enables us to deliver higher value directly to our shareholders while maintaining significant financial flexibility to continue to aggressively pursue acquisitions and other growth opportunities.”

Outlook for 2011

Mr. Craigie said, “The business environment is still difficult with weak consumer demand, rising commodity costs and fierce promotional activity by competitors.  In order to continue to be successful in this environment, we will continue to leverage the strength of our diverse product portfolio, consisting of both leading premium brands and value brands, maintain tight cost controls, and launch a robust pipeline of new product innovations.”

With regard to 2011, Mr. Craigie said, “We expect to build on our strong performance exiting 2010 and generate organic growth of 3 to 4% in 2011 while increasing gross margin by 50-100 basis points through our cost savings programs.  We plan to invest the savings generated from the higher gross margin by increasing marketing spending by 50-100 basis points.  We continue to believe that our winning strategy of building brand equity and increasing market shares through creative media and innovation will best benefit our shareholders in the long run.”

In conclusion, Mr. Craigie said, “As a result of these factors, we are currently forecasting earnings per share to be in the range of $4.35 to $4.40 which is an increase of 10 to 11%, excluding the pension settlement charge of $0.21 in 2010.  We expect quarterly earnings per share to be balanced throughout the year with first quarter earnings being comparable to 2010.  First quarter organic sales growth is expected to be the lowest quarter of the year due to the year-over-year timing of new product launches and retailer inventory actions.”

* * * * * * *
Church & Dwight will host a conference call to discuss fourth quarter 2010 results on February 8, 2011 at 12:30 p.m.  (ET). To participate, dial in at  (877) 317-1485; international: (706) 643-6278, access code:  42533234.  A replay will be available two hours after the call at 800-642-1687 or 706-645-9291 (same access code:  42533234).  Also, you can participate via webcast by visiting the Investor Relations section of the Company’s website at www.churchdwight.com.

Church & Dwight Co., Inc. manufactures and markets a wide range of personal care, household and specialty products under the Arm & Hammer brand name and other well-known trademarks.

This release contains forward-looking statements relating, among others, to new product introductions, forecasted organic sales growth, gross margins, operating margins, marketing spending, earnings per share growth, quarterly earnings per share, market share increases for several of the power brands, the impact of new product launches and innovation, retailer inventory actions, financial flexibility for future acquisitions and free cash flow. These statements represent the intentions, plans, expectations and beliefs of the Company, and are subject to risks, uncertainties and other factors, many of which are outside the Company’s control and could cause actual results to differ materially from such forward-looking statements.  The uncertainties include assumptions as to market growth and consumer demand (including the effect of political and economic events on consumer demand), competitive pricing and other activities, retailer actions in response to changes in consumer demand and the economy, raw material and energy prices, the financial condition of major customers and suppliers, interest rates, commodities and foreign currency exchange rate fluctuations and changes in marketing and promotional spending.  With regard to the new product introductions referred to generally in this release, there is particular uncertainty relating to trade, competitive and consumer reactions.  Other factors that could materially affect actual results include the outcome of contingencies, including litigation, pending regulatory proceedings, environmental matters and acquisitions or divestitures.  For a description of additional factors that could cause actual results to differ materially from the forward looking statements, please see the Company’s quarterly and annual reports filed with the SEC, including information in the Company’s annual report on Form 10-K in Item 1A, “Risk Factors.”

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended		Twelve Months Ended
(In thousands, except per share data)	Dec. 31, 2010	Dec. 31, 2009	Dec. 31, 2010	Dec. 31, 2009
Net Sales	$656,879	$670,779	$2,589,220	$2,520,922
Cost of sales	364,433	385,583	1,431,455	1,419,932
Gross profit	292,446	285,196	1,157,765	1,100,990
Marketing expenses	96,038	93,286	337,978	353,588
Selling, general and administrative expenses	116,354	100,581	374,834	354,510
Patent Litigation Settlement	-	-	-	(20,000)
Income from Operations	80,054	91,329	444,953	412,892
Equity in earnings of affiliates	1,391	2,649	5,037	12,050
Other income (expense), net	(10,784)	(8,886)	(31,734)	(32,706)
Income before non-controlling interest and taxes	70,661	85,092	418,256	392,236
Income taxes	23,687	32,328	147,562	148,715
Net Income of Non-Controlling Interest	(19)	(16)	(23)	(12)
Net Income attributable to Church & Dwight	$46,993	$52,780	$270,717	$243,533
Net Income per share - Basic	$0.66	$0.75	$3.81	$3.46
Net Income per share - Diluted	$0.65	$0.74	$3.75	$3.41
Dividend per share	$0.17	$0.14	$0.62	$0.46
Weighted average shares outstanding - Basic	71,235	70,520	71,031	70,379
Weighted average shares outstanding - Diluted	72,404	71,711	72,201	71,477

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)	Dec. 31, 2010	Dec. 31, 2009
Assets
Current Assets
Cash, equivalents and securities	$189,202	$447,143
Accounts receivable	231,055	222,158
Inventories	195,401	216,870
Other current assets	33,823	42,094
Total Current Assets	649,481	928,265
Property, Plant and Equipment (Net)	468,324	455,636
Equity Investment in Affiliates	9,192	12,815
Tradenames and Other Intangibles	872,460	794,891
Goodwill	857,361	838,078
Other Long-Term Assets	88,376	88,761
Total Assets	$2,945,194	$3,118,446
Liabilities and Stockholders’ Equity
Short-Term Debt	$90,000	$218,949
Other Current Liabilities	357,092	348,083
Total Current Liabilities	447,092	567,032
Long-Term Debt	249,673	597,347
Other Long-Term Liabilities	377,570	352,295
Stockholders’ Equity	1,870,859	1,601,772
Total Liabilities and Stockholders’ Equity	$2,945,194	$3,118,446

CHURCH & DWIGHT CO., INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flow (Unaudited)

	Twelve Months Ended
(Dollars in thousands)	Dec. 31, 2010	Dec. 31, 2009
Net Income	$270,694	$243,533

Depreciation and amortization	71,572	85,352
Deferred income taxes	38,853	23,145
Gain on sale of assets	(1,037)	
Asset impairment charges and other asset write-offs	3,905	12,182
Non cash compensation	11,846	12,734
Net loss on extinguishment of debt	4,481	
Other	3,847	(6,460)

Changes in assets and liabilities:
Accounts receivable	(12,702)	6,201
Inventories	24,052	(10,552)
Prepaid expenses and other current assets	1,947	(431)
Accounts payable and accrued expenses	22,668	12,724
Income taxes payable	(7,556)	17,408
Excess tax benefits on stock options exercised	(7,261)	(4,970)
Other liabilities	3,173	10,083
Net cash from operating activities	428,482	400,949

Capital expenditures	(63,833)	(135,379)
Proceeds from sale of assets	8,215	30,125
Acquisition	(126,025)	
Other	1,195	1,114
Net cash (used in) investing activities	(180,448)	(104,140)

Net change in debt	(476,627)	(40,581)
Payment of cash dividends	(44,039)	(32,344)
Stock option related	23,226	14,999
Deferred financing costs	(6,197)	
Purchase of treasury stock	(87)	(389)
Net cash (used in) financing activities	(503,724)	(58,315)

F/X impact on cash	(2,251)	10,650

Net change in cash and investments	$(257,941)	$249,144

Free cash flow (net cash from operating activities less capital expenditures)	$364,649	$265,570
York plant capital expenditures		85,308
Litigation settlement (net of income taxes)		(12,000)
Pension Settlement (net of income taxes)	9,000	
Free cash flow excluding York, Litigation & Pension Settlement	$373,649	$338,878

Product Line Net Sales

	Three Months Ended		Percent
	12/31/2010	12/31/2009	Change
Household Products	$295.4	$305.9	-3.5%
Personal Care Products	177.2	187.9	-5.7%
Consumer Domestic	472.6	493.8	-4.3%
Consumer International	120.2	112.1	7.2%
Total Consumer Net Sales	592.8	606.0	-2.2%
Specialty Products Division	64.1	64.8	-1.0%
Total Net Sales	$656.9	$670.8	-2.1%

	Twelve Months Ended		Percent
	12/31/2010	12/31/2009	Change
Household Products	$1,207.4	$1,196.5	0.9%
Personal Care Products	678.7	685.3	-1.0%
Consumer Domestic	1,886.1	1,881.7	0.2%
Consumer International	444.0	393.7	12.8%
Total Consumer Net Sales	2,330.1	2,275.4	2.4%
Specialty Products Division	259.1	245.5	5.6%
Total Net Sales	$2,589.2	$2,520.9	2.7%

The following discussion addresses the non-GAAP measures used in this press release and reconciliations of non-GAAP measures to the most directly comparable GAAP measures:

The following non-GAAP measures may not be the same as similar measures provided by other companies due to differences in methods of calculation and items and events being excluded.

Adjusted Net Income per Share, Adjusted Gross Margin and Adjusted Operating Profit Margin

The press release provides information regarding the Company’s net income per share, gross margin and operating profit margin adjusted to exclude restructuring charges related to plant closing expenses, proceeds of the litigation settlement, and the pension settlement charge. Management believes that the presentation of adjusted net income per share, gross margin and operating profit margin (including reconciliation information in the press release) is useful to investors because it enables them to assess the Company’s historical performance exclusive of extraordinary events that do not reflect the Company’s day-to-day operations.

Organic Sales Growth

The press release provides information regarding organic sales growth, namely net sales growth excluding the effect of acquisitions, divestitures, the change in customer shipping arrangements and foreign exchange rate changes from year-over-year comparisons. Management believes that the presentation of organic sales growth is useful to investors because it enables them to assess, on a consistent basis, sales trends related to products that were marketed by the Company during the entirety of relevant periods excluding the change in customer shipping arrangements, without the effect of foreign exchange rate changes that are out of the control of, and do not reflect the performance of, management.

	Three Months Ended 12/31/2010
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products
Reported Sales Growth	-2.1%	-2.2%	-4.3%	7.2%	-1.0%
Add:
Divestitures	0.7%	0.8%	0.9%	0.2%	0.2%
Change in Customer Shipping Terms	1.0%	1.1%	1.4%	0.0%	0.0%
Less:
Acquisition	0.8%	0.9%	1.1%	0.2%	0.0%
FX	0.2%	0.2%	0.0%	1.2%	0.4%
Organic Sales Growth	-1.4%	-1.4%	-3.1%	6.0%	-1.2%

	Twelve Months Ended 12/31/2010
	Total Company	Worldwide Consumer	Consumer Domestic	Consumer International	Specialty Products
Reported Sales Growth	2.7%	2.4%	0.2%	12.8%	5.6%
Add:
Divestitures	1.0%	1.1%	1.3%	0.3%	0.3%
Change in Customer Shipping Terms	0.9%	1.0%	1.2%	0.0%	0.0%
Less:
Acquisition	0.5%	0.5%	0.6%	0.1%	0.0%
FX	1.1%	1.0%	0.0%	5.9%	2.2%
Organic Sales Growth	3.0%	2.9%	2.1%	7.1%	3.7%

Change in customer shipping arrangements reduces net sales as a result of a transportation allowance for a customer pick up program. Previously the cost to ship was included in cost of sales.

Free Cash Flow

Free cash flow is net cash from operating activities less capital expenditures.  Free cash flow is used by the Company's management, and management believes it is useful to investors, to help assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases.  Free cash flow also is one of the measures used in determining management's annual incentive award.  Free cash flow does not represent cash available only for discretionary expenditures, since the Company has mandatory debt service requirements and other contractual and non-discretionary expenditures.  Free cash flow excluding the capital expenditures for the new Pennsylvania facility,  the litigation settlement and the pension settlement charge is used by management, and management believes it is useful to investors, to assess funds available for investing activities, such as acquisitions and financing activities, including debt payments, dividend payments and share repurchases exclusive of extraordinary events that do not reflect the Company's day-to-day operations.  Please refer to the condensed cash flow statement for details.